FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2006

HARRELL HOSPITALITY GROUP, INC.

( Exact name of registrant as specified in its charter)

Delaware 0-2661 13-1946181

(State or other jurisdiction (Commission (IRS Employer of

incorporation) File Number) Identification No.)

P.O. Box 260328, Plano, Texas 75026

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 972-380-0273

Former Address: 16475 North Dallas Parkway, Suite 410, Addison, Texas 75001 (Former name or address if changed since last report.)

Item 3.02 Unregistered Sales of Equity Securities.

(a) On September 6, 2006, the Company issued 1,486,104 shares of its $0.002 par value Class A Common Stock.

(c) As consideration for the issuance of the stock, the Company received cash in the amount of $2,972.21 plus the agreements from existing option holders to cancel outstanding options to purchase approximately 14,861,040 shares of Class A Common Stock. No underwriting discounts or commissions were paid.

(d) The Company issued all of the above securities in private transactions in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933 and/or Regulation S. For transactions in reliance on Regulation S, the purchasers delivered written representations to the Company that they were a Non-US Person, as defined in Regulation S, and that the securities were being acquired for investment only and not with a view toward distribution. For transactions in reliance on Section 4(2) of the Securities Act, the purchasers delivered written representations to the Company that the securities were being acquired for investment only and not with a view toward distribution, and that the purchaser, alone or together with his representative, has knowledge and experience in business matters and securities investments so as to be capable of evaluating the merits of the investment. The Company employed no public advertising or solicitation in connection with these sales. No underwriting discounts or brokerage fees or commissions were paid in connection with any of these transactions.

(e) The shares issued are not convertible or exchangeable into other securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paul L. Barham

(Registrant)

Date 9/08/2006 //Paul L. Barham//

(Signature)